                                                                     EXHIBIT 3.1

                         AMENDMENTS TO THE BY-LAWS OF
                        NEW PLAN EXCEL REALTY TRUST, INC.


            1. Article II, Section 2 of the Company By-laws is hereby amended by inserting the following proviso at the end thereof.

            "; provided, however, that for purposes of the Corporation's 1999 annual meeting of stockholders, said annual meeting of stockholders may be held on a date and at a time set by the Board of Directors during the month of June of that year."

            2. Article IV, Section 1 of the Company By-laws is hereby amended by deleting from the first sentence thereof the parenthetical and text which reads "(provided that the Investment Committee shall be composed of four directors)".

            3. Article IV, Section 5 of the Company By-laws is hereby amend by replacing the first sentence thereof in its entirety as follows (for convenience, changes are marked below):

            "Section 5. INVESTMENT COMMITTEE. The Board of Directors shall appoint an Investment Committee composed of at least two directors. Subject to requirements under applicable law regarding action or approval by the Board of Directors or any Stockholders, as the case may be, the Investment Committee will have the power and authority (i) but only by the affirmative consent of at 75% of the members, to approve on behalf of the Corporation any acquisition or disposition with a purchase price (taking into account purchase money financing and assumption of existing mortgage indebtedness) of less than three percent (3%) of the total assets (before accumulated depreciation and amortization) of the Corporation and its consolidated subsidiaries determined in accordance with generally accepted accounting principles at the time such transaction is entered into and (ii) also to approve any such transaction with such a purchase price in an amount in excess of three percent (3%), but less than six percent (6%), of total assets (before accumulated depreciation and amortization) of the Corporation and its consolidated subsidiaries, determined in accordance with generally accepted accounting principles, by the consent of all the members of the Investment Committee and two additional members of the Board of Directors of the Corporation.